Exhibit 99.1

Aytu BioPharma Reports Fiscal 2026 Third Quarter Operational and Financial Results

EXXUA -- with only a partial quarter of full sales force support -- contributed $2.4 million in net revenue supported by rapid monthly compounding script growth rates

Total net revenue of $12.4 million

Adjusted EBITDA1 of $(2.8) million, which includes EXXUA™ (gepirone) extended-release tablets (“EXXUA”) launch investments as the Company enters the over $22 billion United States prescription major depressive disorder (“MDD”) market

$26.7 million cash balance at March 31, 2026

Company to host conference call and webcast today, May 13, 2026, at 4:30 p.m. Eastern time

DENVER, CO / May 13, 2026 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (Nasdaq:AYTU), a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients, today announced operational and financial results for the fiscal 2026 third quarter.

Q3 Fiscal 2026 Highlights

●	Net revenue of $12.4 million versus $18.5 million in Q3 fiscal 2025.
●

EXXUA net revenue was $2.4 million during Q3 fiscal 2026. EXXUA was only made commercially available in mid-December 2025, and more formally launched in mid-January 2026 following the completion of sales force training highlighting strong adoption in the initial weeks of the full launch.

●

ADHD Portfolio, which consists of attention deficit hyperactivity disorder (“ADHD”) products, net revenue was $9.1 million versus $15.4 million in Q3 fiscal 2025. The change in net revenue is primarily due to a transition of sales force prioritization toward EXXUA and the recent introduction of generic competition.

●	Pediatric Portfolio, which consists of a line of legacy products, net revenue was $0.9 million versus $3.1 million in Q3 fiscal 2025.
●

Net loss of $5.6 million included a $1.3 million derivative warrant liability loss primarily due to the increase in the Company’s stock price, compared to net income of $4.0 million in Q3 fiscal 2025, which included a $2.3 million derivative warrant liability gain.

●	Adjusted EBITDA was $(2.8) million compared to $3.9 million in Q3 fiscal 2025. During Q3 fiscal 2026, the Company made planned investments towards the launch of EXXUA.
●	Cash and cash equivalents were $26.7 million at March 31, 2026.

Management Discussion

“Although we remain in the very early stages of the EXXUA launch, the initial traction we are seeing is highly encouraging,” commented Josh Disbrow, Chief Executive Officer of Aytu. “Since the formal launch in mid-January, we have seen strong month-over-month growth, with more than 1,300 prescriptions written in the quarter by more than 450 unique prescribers. Importantly, the growth we are seeing in titration packs, together with early refill activity, reinforces our belief that EXXUA is beginning to have a meaningful impact for patients and that prescribers are increasingly recognizing its differentiated role in the treatment of MDD. We are also pleased with the execution across our channel partners, as sales of more than 3,200 units demonstrate their preparedness to support the compounding growth trajectory we anticipate as awareness, access and utilization continues to expand. While the first few months of any launch naturally include noise as coverage, gross-to-net dynamics and pharmacy ordering and prescribing patterns settle, the trends we are seeing are quite positive. Overall, we are very pleased with the launch fundamentals to date and remain focused on driving disciplined, efficient commercial execution as we work to build EXXUA into an important treatment option for the millions of Americans living with major depressive disorder.”

“Our legacy business, including our ADHD and Pediatrics portfolios, continue to provide an important foundation for Aytu as we transition and prioritize resources behind the high-growth EXXUA opportunity,” Disbrow continued. “As expected, the decrease in ADHD Portfolio net revenue during the quarter was primarily attributable to that strategic transition of sales force focus toward EXXUA, which started late last summer, as well as the recent introduction of generic competition for Adzenys XR-ODT®. That said, we continue to believe our ADHD Portfolio will remain a meaningful contributor moving forward and given the level of commercial support currently behind the portfolio, our ADHD Portfolio remains highly profitable on a standalone basis and continues to demonstrate the durability of these brands and the attractive economics of our commercial platform. Our Pediatric Portfolio net revenue decrease is attributable primarily to payor changes that have impacted prescribing and an increase in returns. As we continue to execute the EXXUA commercialization plans, we remain focused on balancing disciplined investment in our highest-growth opportunity with continued profitability and cash generation from our legacy operations.”

“Looking ahead, we are extremely excited by EXXUA’s unique and transformational opportunity, supported by a large $22 billion market, rapid initial adoption, strong refill rates and attractive unit economics. When combined with our effective and efficient launch strategy and the cash flow contribution from our legacy operations, we believe these dynamics position Aytu to drive sustained growth and long-term shareholder value,” Disbrow concluded.

Net Revenue by Product Portfolio

	Three Months Ended
	March 31,
	2026	2025
	(in thousands)
EXXUA	$2,397	$—
ADHD Portfolio	9,093	15,389
Pediatric Portfolio	921	3,059
Other*	—	4
Total net revenue	$12,411	$18,452

* Other includes discontinued or deprioritized products.

Q3 Fiscal 2026 Financial Results

Net revenue for the third quarter of fiscal 2026 was $12.4 million, compared to $18.5 million for the prior year period.

EXXUA net revenue was $2.4 million. EXXUA was made commercially available in mid-December 2025, and more formally launched in mid-January 2026 following the completion of sales force training, followed by full sales force deployment in late February. Net revenue is attributable to a combination of scripts written and filled during the quarter, as well as inventory channel stocking to meet prescription growth expectations.

The ADHD Portfolio net revenue was $9.1 million in the third quarter of fiscal 2026, compared to $15.4 million in the prior year period. The decrease is attributable to a decrease in total prescriptions primarily due to broader deemphasis in marketing of the ADHD Portfolio as the Company’s marketing efforts have shifted towards EXXUA, which is now the centerpiece of its commercial efforts, as well as the introduction of Adzenys XR-ODT® (“Adzenys”) generic competition.

The Pediatric Portfolio net revenue was $0.9 million in the third quarter of fiscal 2026, compared to $3.1 million in the prior year period. The change in net revenue is attributable primarily to payor changes impacting prescribing of the Pediatric Portfolio and an increase in returns.

Gross profit was $7.6 million, or 61% of net revenue, in the third quarter of fiscal 2026, compared to $12.8 million, or 69% of net revenue, in the same quarter last year. The decrease in gross profit percentage is primarily related to a $6.0 million decrease in net revenue driven by a broader deemphasis in marketing towards the ADHD Portfolio and payor changes affecting the Pediatric Portfolio as our marketing efforts have shifted from the ADHD Portfolio towards EXXUA and a $0.7 million inventory write-down recorded to cost of goods sold primarily resulting from a shift from our Adzenys branded products to the Adzenys generic products.

Operating expenses, excluding amortization of intangible assets, were $10.9 million in the third quarter of fiscal 2026 compared to $9.5 million in the prior year period. The increase is primarily a result of increased EXXUA launch investments partially offset by improved operational efficiencies such as reduced facilities expense.

Net loss during the third quarter of fiscal 2026 was $5.6 million, or $0.53 net loss per share basic compared to net income of $4.0 million, or $0.65 net income per share basic, in the prior year period. The fiscal 2026 and fiscal 2025 third quarter results were impacted by derivative warrant liability loss of $1.3 million and a gain of $2.3 million, respectively, primarily due to changes in the Company’s stock price.

Adjusted EBITDA was $(2.8) million for the third quarter of fiscal 2026 compared to $3.9 million in the year ago period. The change primarily relates to planned investments towards the launch of EXXUA.

As previously announced, on March 31, 2026, the Company amended and restated certain warrants, which resolved the accounting ambiguity that previously required these warrants to be classified as liabilities rather than equity. As a result, the Company reduced its derivative warrant liabilities by $26.4 million and increased stockholders’ equity by that same amount on March 31, 2026, while significantly reducing future non-cash earnings volatility associated with derivative warrant liability gains and losses. As of March 31, 2026, stockholders’ equity was $35.1 million compared to $14.2 million at December 31, 2025.

As of March 31, 2026, combining both equity classified prefunded warrants and issued and outstanding common shares, there were 19.5 million shares utilized for calculating the basic weighted-average shares outstanding for earnings per share purposes.

Cash and cash equivalents were $26.7 million at March 31, 2026, compared to $31.0 million at June 30, 2025.

Conference Call Details

Date and Time: Wednesday, May 13, 2026, at 4:30 p.m. Eastern time.

Call-in Information: Interested parties can access the conference call by dialing (888) 506-0062 for United States callers or +1 (973) 528-0011 for international callers and using the participant access code 273453.

Webcast Information: The webcast will be accessible live and archived at https://www.webcaster5.com/Webcast/Page/2142/53861, and accessible on the Investors section of the Company’s website at https://investors.aytubio.com/ under Events & Presentations.

Replay: A teleconference replay of the call will be available until May 27, 2026, at (877) 481-4010 for United States callers or +1 (919) 882-2331 for international callers and using replay access code 53861.

About Aytu BioPharma

Aytu is a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients. The Company’s prescription products include EXXUA™ (gepirone) extended-release tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of major depressive disorder (MDD), and treatments for attention deficit-hyperactivity disorder (ADHD). Aytu is committed to delivering the Company’s medications through best-in-class patient access programs that help to enable optimal patient outcomes. For more information, please visit aytubio.com or follow us on LinkedIn.

About EXXUA

EXXUA is a novel oral selective serotonin 5-HT1A receptor agonist indicated for the treatment of major depressive disorder (MDD) in adults.

IMPORTANT SAFETY INFORMATION

WARNING: SUICIDAL THOUGHTS AND BEHAVIORS

Antidepressants increase the risk of suicidal thoughts and behaviors in pediatric and young adult patients in short-term studies. Closely monitor all antidepressant-treated patients for clinical worsening and emergence of suicidal thoughts and behaviors. EXXUA is not approved for use in pediatric patients.

INDICATIONS AND USAGE

EXXUA is indicated for the treatment of major depressive disorder (MDD) in adults.

DOSAGE AND ADMINISTRATION

Important Recommendations Prior to Initiating and During Treatment with EXXUA

Electrocardiogram and Electrolyte Monitoring

Correct electrolyte abnormalities prior to initiating EXXUA. In patients with electrolyte abnormalities, or who are receiving diuretics or glucocorticoids, or who have a history of hypokalemia or hypomagnesemia, also monitor electrolytes during dose titration and periodically during treatment with EXXUA.

Perform an electrocardiogram (ECG) prior to initiating EXXUA, during dosage titration, and periodically during treatment. Do not initiate EXXUA if QTc is > 450 msec at baseline. Monitor ECGs more frequently if EXXUA is used:

●	concomitantly with drugs known to prolong the QT interval
●	in patients who develop QTc ≥ 450 msec during treatment
●	in patients with a significant risk of developing torsade de pointes

Do not escalate the EXXUA dosage if the QTcF is > 450 msec.

Bipolar Disorder, Mania, and Hypomania Screening

Screen patients for a personal or family history of bipolar disorder, mania, or hypomania prior to initiating treatment with EXXUA.

Important Administration Instructions

Take EXXUA orally with food at approximately the same time each day. Swallow tablets whole. Do not split, crush, or chew EXXUA.

Recommended Dosage

The recommended starting dosage of EXXUA is 18.2 mg once daily. Based on clinical response and tolerability, the dosage may be increased to 36.3 mg orally once daily on Day 4 and further titrated to 54.5 mg orally once daily after Day 7 and to 72.6 mg orally once daily after an additional week. The maximum recommended daily dosage of EXXUA is 72.6 mg once daily.

Dosage Recommendations in Geriatric Patients

The recommended starting dosage of EXXUA in geriatric patients is 18.2 mg orally once daily. Based on clinical response and tolerability, the dosage may be increased to maximum recommended dosage of 36.3 mg orally once daily after Day 7.

Recommended Dosage in Patients with Renal Impairment

The recommended starting dosage of EXXUA in patients with creatinine clearance < 50 mL/min is 18.2 mg orally once daily. Based on clinical response and tolerability, the dosage may be increased to the maximum recommended dosage of 36.3 mg orally once daily after Day 7. The recommended dosage in patients with creatinine clearance ≥ 50 mL/min is the same as in patients with normal renal function.

Recommended Dosage in Patients with Hepatic Impairment

The recommended starting dose of EXXUA in patients with moderate (Child-Pugh B) hepatic impairment is 18.2 mg once daily. Based on clinical response and tolerability, the dosage may be increased to the maximum recommended dosage of 36.3 mg orally once daily after Day 7. EXXUA is contraindicated in patients with severe (Child-Pugh C) hepatic impairment. The recommended dosage in patients with mild (Child-Pugh A) hepatic impairment is the same as patients with normal hepatic function.

Dosage Modifications for Concomitant Use with CYP3A4 Inhibitors

Reduce the EXXUA dose by 50% when used concomitantly with a moderate CYP3A4 inhibitor. EXXUA is contraindicated in patients receiving strong CYP3A4 inhibitors.

Switching a Patient to or from a Monoamine Oxidase Inhibitor (MAOI) Antidepressant

At least 14 days must elapse between discontinuation of an MAOI intended to treat depression and initiation of therapy with EXXUA. Conversely, at least 14 days must be allowed after stopping EXXUA before starting an MAOI antidepressant.

CONTRAINDICATIONS

EXXUA is contraindicated in patients:

●	with known hypersensitivity to gepirone or components of EXXUA.
●	with prolonged QTc interval > 450 msec at baseline.
●	with congenital long QT syndrome.
●	receiving concomitant strong CYP3A4 inhibitors.
●	with severe hepatic impairment.
●

taking, or within 14 days of stopping, MAOIs due to the risk of serious and possibly fatal drug interactions, including hypertensive crisis and serotonin syndrome. Starting EXXUA in a patient treated with reversible MAOIs such as linezolid or intravenous methylene blue is also contraindicated.

WARNINGS AND PRECAUTIONS

Suicidal Thoughts and Behaviors in Adolescents and Young Adults

In pooled analyses of placebo-controlled trials of antidepressant drugs (SSRIs and other antidepressant classes) that included approximately 77,000 adult patients, and 4,500 pediatric patients, the incidence of suicidal thoughts and behaviors in antidepressant-treated patients aged 24 years and younger was greater than in placebo-treated patients.

There was considerable variation in risk of suicidal thoughts and behaviors among drugs, but there was an increased risk identified in young patients for most drugs studied. There were differences in absolute risk of suicidal thoughts and behaviors across the different indications, with the highest incidence in patients with MDD.

*EXXUA is not approved for use in pediatric patients.

Monitor all antidepressant-treated patients for clinical worsening and emergence of suicidal thoughts and behaviors, especially during the initial few months of drug therapy, and at times of dosage changes. Counsel family members or caregivers of patients to monitor for changes in behavior and to alert the healthcare provider. Consider changing the therapeutic regimen, including possibly discontinuing EXXUA, in patients whose depression is persistently worse, or who are experiencing emergent suicidal thoughts or behaviors.

QT Prolongation

EXXUA prolongs the QTc interval.

●

EXXUA is contraindicated in patients with congenital long QT syndrome and in patients with severe hepatic impairment or in patients receiving concomitant strong CYP3A4 inhibitors as they increase EXXUA plasma concentrations.

●	Do not initiate EXXUA if QTc is > 450 msec at baseline.
●

Correct electrolyte abnormalities prior to EXXUA initiation. In patients with electrolyte abnormalities, who are receiving diuretics or glucocorticoids, or have a history or hypokalemia or hypomagnesemia, also monitor electrolytes during dose titration and periodically during treatment with EXXUA.

●	Perform an ECG prior to EXXUA initiation, during dosage titration, and periodically during treatment. Monitor patients with ECGs more frequently:
○	If EXXUA is used concomitantly with drugs known to prolong the QT interval.
○	In patients who develop QTc ≥ 450 msec during treatment with EXXUA. Do not escalate the EXXUA dosage if QTcF is > 450 msec.
○

In patients with a significant risk of developing torsade de pointes, including those with uncontrolled or significant cardiac disease, recent myocardial infarction, heart failure, unstable angina, bradyarrhythmias, uncontrolled hypertension, high degree atrioventricular block, severe aortic stenosis, or uncontrolled hypothyroidism.

●	Reduce the EXXUA dosage when used concomitantly with moderate CYP3A4 inhibitors, as they may increase EXXUA concentrations.

Serotonin Syndrome

Concomitant use of EXXUA with SSRIs or tricyclic antidepressants may cause serotonin syndrome, a potentially life-threatening condition with changes including altered mental status, hypertension, restlessness, myoclonus, hyperthermia, hyperreflexia, diaphoresis, shivering, and tremor. The concomitant use of EXXUA with MAOIs is contraindicated. In addition, do not initiate EXXUA in a patient being treated with MAOIs such as linezolid or intravenous methylene blue. If it is necessary to initiate treatment with an MAOI such as linezolid or intravenous methylene blue in a patient taking EXXUA discontinue EXXUA before initiating treatment with the MAOI.

If concomitant use of EXXUA with other serotonergic drugs is clinically warranted, inform patients of the increased risk for serotonin syndrome and monitor for symptoms. Discontinue EXXUA and/or concomitant serotonergic drug immediately if the above symptoms occur and initiate supportive symptomatic treatment.

Activation of Mania or Hypomania

Antidepressant treatment can precipitate a manic, mixed, or hypomanic manic episode. The risk appears to be increased in patients with bipolar disorder or who have risk factors for bipolar disorder. Prior to initiating treatment with EXXUA, screen patients for a history of bipolar disorder and the presence of risk factors for bipolar disorder (e.g., family history of bipolar disorder, suicide, or depression). EXXUA is not approved for use in treating bipolar depression.

ADVERSE REACTIONS

Most common adverse reactions (incidence of ≥5% and at least twice incidence of placebo) were dizziness, nausea, insomnia, abdominal pain, and dyspepsia.

The following adverse reactions are discussed in greater detail in other sections of the labeling:

●	Suicidal Thoughts and Behaviors in Adolescents and Young Adults
●	QT Prolongation
●	Serotonin Syndrome
●	Activation of Mania or Hypomania

To report SUSPECTED ADVERSE REACTIONS, contact Aytu BioPharma at 1-855-298-8246 or http://www.exxua.com or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

USE IN SPECIFIC POPULATIONS

Pregnancy

The background risk of major birth defects and miscarriage for the indicated population is unknown. In the U.S. general population, the estimated background risk of major birth defects and miscarriage in clinically recognized pregnancies is 2 to 4% and 15 to 20%, respectively.

There is a pregnancy exposure registry that monitors pregnancy outcomes in women exposed to antidepressants, including EXXUA, during pregnancy. Healthcare providers are encouraged to register patients by calling the National Pregnancy Registry for Antidepressants at 1-866-961-2388 or visiting online at https://womensmentalhealth.org/research/pregnancyregistry/antidepressants/.

Lactation

There is no data on the presence of gepirone in human milk, the effects on the breastfed infant, or the effects on milk production. Gepirone is present in rat milk. When a drug is present in animal milk, it is likely that the drug will be present in human milk. There are reports of breastfed infants exposed to other serotonergic antidepressants experiencing irritability, restlessness, excessive somnolence, decreased feeding, and weight loss. The developmental and health benefits of breastfeeding should be considered along with the mother’s clinical need for EXXUA and any adverse effects on the breastfed infant from EXXUA or from the underlying maternal condition.

OVERDOSAGE

In clinical studies, cases of acute ingestions up to 454 mg (6.25 times the maximum recommended dose) of EXXUA alone or in combination with other drugs, were reported. Signs and symptoms reported with overdose of EXXUA at doses up to 454 mg included vomiting and transient incomplete bundle branch block; an unknown dose of EXXUA produced altered level of consciousness and a 60-second convulsion. No specific antidotes for EXXUA are known. Consider contacting the Poison Help line (1-800-222-1222) or a medical toxicologist for additional overdose management recommendations.

Please see Full Prescribing Information for EXXUA.

Footnote 1

Aytu uses the term adjusted EBITDA, which is a term not defined under United States generally accepted accounting principles (“U.S. GAAP”). The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting adjusted EBITDA by certain categories allows investors to evaluate the various performance of these categories. The Company’s method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. The Company believes that net (loss) income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA. See below for a reconciliation of net (loss) income to adjusted EBITDA.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the Company’s overall financial and operational performance, potential adverse changes to the Company’s financial position or its business, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of its products, its partners performing their required activities, its anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaborations. The Company also refers you to (i) the risks described in “Risk Factors” in Part I, Item 1A of the Company’s most recent Annual Report on Form 10‑K and in the other reports and documents it files with the United States Securities and Exchange Commission.

Contacts for Investors

Ryan Selhorn, Chief Financial Officer

Aytu BioPharma, Inc.

rselhorn@aytubio.com

Robert Blum

Lytham Partners

aytu@lythampartners.com

Aytu BioPharma, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Net revenue	$12,411	$18,452
Cost of goods sold	4,812	5,646
Gross profit	7,599	12,806

Operating expenses:
Selling and marketing	5,929	5,194
General and administrative	4,973	4,109
Research and development	—	162
Amortization of intangible assets	761	920
Total operating expenses	11,663	10,385
(Loss) income from operations	(4,064)	2,421
Other income, net	149	36
Interest expense	(436)	(900)
Derivative warrant liabilities (loss) gain	(1,257)	2,261
(Loss) income from continuing operations before income tax expense	(5,608)	3,818
Income tax (expense) benefit	(10)	122
Net (loss) income from continuing operations	(5,618)	3,940
Net income from discontinued operations, net of tax	—	54
Net (loss) income	$(5,618)	$3,994

Basic weighted-average common shares outstanding	10,511,583	6,134,634
Diluted weighted-average common shares outstanding	10,511,583	8,204,453

Net (loss) income per share:
Basic - continuing operations	$(0.53)	$0.64
Diluted - continuing operations	$(0.53)	$0.20
Basic - discontinued operations, net of tax	$—	$0.01
Diluted - discontinued operations, net of tax	$—	$0.01
Basic - net (loss) income	$(0.53)	$0.65
Diluted - net (loss) income	$(0.53)	$0.21

Aytu BioPharma, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	March 31,	June 30,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$26,715	$30,952
Accounts receivable, net	24,489	31,155
Inventories	7,460	11,434
Prepaid expenses and other current assets	8,662	5,638
Total current assets	67,326	79,179
Non-current assets:
Property and equipment, net	407	532
Operating lease right-of-use assets	910	1,061
Intangible assets, net	42,490	42,201
Other non-current assets	556	1,204
Total non-current assets	44,363	44,998
Total assets	$111,689	$124,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,214	$10,601
Accrued liabilities	34,270	38,164
Revolving credit facility	10,411	9,063
Current portion of debt	1,857	1,857
Other current liabilities	220	3,379
Total current liabilities	59,972	63,064
Non-current liabilities:
Debt, net of current portion	9,549	10,895
Derivative warrant liabilities	2,182	26,334
Other non-current liabilities	4,843	4,918
Total non-current liabilities	16,574	42,147
Stockholders’ equity:
Preferred stock, par value $0.0001; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.0001; 200,000,000 shares authorized; 10,733,208 and 8,976,913 shares issued and outstanding, respectively	1	1
Additional paid-in capital	382,914	352,500
Accumulated deficit	(347,772)	(333,535)
Total stockholders’ equity	35,143	18,966
Total liabilities and stockholders’ equity	$111,689	$124,177

Aytu BioPharma, Inc.

Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA

(in thousands)

	Three Months Ended
	March 31,
	2026	2025
Net (loss) income - GAAP	$(5,618)	$3,994
Interest expense	436	900
Income tax expense (benefit)	10	(122)
Depreciation and amortization	1,121	1,287
Stock-based compensation expense	148	139
Other income, net	(149)	(36)
Derivative warrant liabilities loss (gain)	1,257	(2,261)
Pipeline research and development costs	—	96
Net income from discontinued operations, net of tax	—	(54)
Adjusted EBITDA - non-GAAP	$(2,795)	$3,943